EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

           SunRiver Corporation and Consolidated Subsidiary Companies
                                   (Unaudited)

                                                                  Six Months Ended                    Three Months Ended
                                                                     June 30,                              June 30,

                                                            ---------------------------------  ---------------------------------
                                                                 1996              1995             1996              1995

                                                            ---------------   ---------------  ---------------  ----------------


Primary earnings per common share:
   Income from continuing operations                            $(503,311)        $1,638,942       $(864,209)        $1,073,745
   Preferred stock dividend                                       $248,346                $-         $124,173                $-
   Preferred stock accretion                                            $-          $398,973               $-          $202,957
                                                            ---------------   ---------------  ---------------  ----------------
   Income before discontinued operations                         (751,657)         1,638,942        (988,382)         1,073,745
   Discontinued operations                                              $-        $1,034,054               $-        $(206,229)
                                                            ---------------   ---------------  ---------------  ================
   Earnings available for common shareholders                   $(751,657)        $2,672,996       $(988,382)          $867,516
                                                            ===============   ===============  ===============  ================
   Weighted average shares outstanding during the period        46,250,954        40,939,281       46,574,806        41,776,129
   Common stock equivalents
                                                            ---------------   ---------------  ---------------  ----------------
   Weighted average common shares outstanding                   46,250,954        40,939,281       46,574,806        41,776,129
                                                            ===============   ===============  ===============  ================
   Income before discontinued operations                           $(0.02)             $0.03          $(0.02)             $0.02
   Discontinued operations                                         $    -              $0.03          $    -                $-
   Primary earnings per common share                               $(0.02)             $0.06          $(0.02)             $0.02
